                                                     Registration No. 333-48176

    As filed with the Securities and Exchange Commission on December 4, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                Amendment No. 1
                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         AFFINITY TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                1201 Main Street, Suite 2080    57-0991269
(State or Other Jurisdiction of       Columbia, SC 29201      (I.R.S. Employer
Incorporation or Organization)         (803) 758-2511        Identification No.)

   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                            -------------------------
                                 Joseph A. Boyle
         President, Chief Executive Officer and Chief Financial Officer
                         Affinity Technology Group, Inc.
                          1201 Main Street, Suite 2080
                         Columbia, South Carolina 29201
                                 (803) 758-2511
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                                 David W. Dabbs
                        Robinson, Bradshaw & Hinson, P.A.
                       101 North Tryon Street, Suite 1900
                         Charlotte, North Carolina 28246
                            -------------------------

         Approximate date of commencement of the proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by the selling stockholder.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
     Title of Each Class of                                   Proposed Maximum         Proposed Maximum
        Securities to Be                Amount to be           Offering Price         Aggregate Offering     Amount of Registration
           Registered                    Registered               Per Unit                   Price                     Fee
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.0001 par value      6,105,426 shares(1)            (2)                       (2)                      (2)
 (under a convertible debenture)

 Common Stock, $.0001 par value        235,000 shares(1)            (2)                       (2)                      (2)
      (underlying warrants)

Total                                6,340,426 shares               (2)                       (2)                      (2)
===================================================================================================================================


(1) Together with such indeterminate number of securities to be offered as a result of any adjustment for stock splits, stock dividends, exercise price adjustments or similar events. No adjustment to the number of securities registered hereby shall be made pursuant to Rule 416 under the Securities Act of 1933 as a result of a decline in the market price of the Registrant's common stock. If market conditions cause the number of securities issuable under the convertible debenture to exceed the number of securities registered hereby, the Registrant will file a separate registration statement (or, if permissible, file an amendment to this registration statement) to register such securities under the Securities Act of 1933.

(2) The registration fee was paid in connection with the initial filing of this registration statement on October 18, 2000.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED DECEMBER 4, 2000

                               -------------------
                               P R O S P E C T U S
                               -------------------

                                6,340,426 Shares

                         AFFINITY TECHNOLOGY GROUP, INC.

                                  Common Stock

         This prospectus relates to shares of common stock of Affinity Technology Group, Inc. that may be offered and sold, from time to time, by the selling stockholders, who may acquire all or a portion of these shares in connection with a convertible debenture and warrants purchase agreement, dated September 22, 2000, between one of the selling stockholders and us. We will not receive any of the proceeds from the sale of the shares offered hereby.

         The selling stockholders may sell the shares of common stock at various times in various types of public or private transactions, including sales in the open market, in negotiated transactions or by any combination of these methods, at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. We do not know, however, when the proposed sale of the shares by the selling stockholders will occur. We will pay the expenses incident to the registration of such shares, except for selling commissions.

         The selling stockholders and any underwriters, agents or broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under such Act.


         Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "AFFI." The reported closing price on the Nasdaq SmallCap Market on November 30, 2000 was $0.4375 per share.


         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is December 4, 2000.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

Affinity Technology Group......................................................3
Risk Factors...................................................................6
Use of Proceeds...............................................................14
Selling Stockholders..........................................................14
Plan of Distribution..........................................................17
Legal Matters.................................................................19
Experts.......................................................................19
Available Information.........................................................19
Information Incorporated by Reference.........................................19
Indemnification of Directors and Officers.....................................20



         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.


         In this prospectus, "Affinity," "we," "us" and "our" refer to Affinity Technology Group, Inc., a Delaware corporation, and the "selling stockholders" refers to AMRO International, S.A. and Cardinal Securities, LLC, as described in the section titled "Selling Stockholders" beginning on page 14.


                           FORWARD-LOOKING INFORMATION


         This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of this information is based on the beliefs of management as well as assumptions made by and information currently available to management. When used in this prospectus or in the documents incorporated by reference in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," or any similar expressions, as they relate to Affinity or our management, or the management of our business, may identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in this prospectus under the title "Risk Factors" and the factors in the section titled "Business - Business Risks" of our annual report on Form 10-K for the year ended December 31, 1999 and in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our annual report on Form 10-K for the year ended December 31, 1999 and our quarterly report on Form 10-Q for the quarter ended September 30, 2000, both of which are incorporated by reference in this prospectus, and any subsequently filed reports under the Securities Exchange Act of 1934. We wish to caution you that such risks and uncertainties include, but are not limited to, those set forth in this prospectus under the section titled "Risk Factors."

                            AFFINITY TECHNOLOGY GROUP


         We develop and market technologies that enable financial institutions and other businesses to provide consumer financial services electronically with reduced or no human intervention. Our DeciSys/RT(SM) processing system automates the processing and consummation of consumer financial services. DeciSys/RT can simultaneously accept and capture consumer information through remote input devices, such as touch-screen terminals or loan officers, and automatically interact with credit bureaus and other third parties that supply information necessary to process a consumer financial transaction. Our products and services currently consist of:

     - the Affinity Automated Loan Machine (the ALM (R)), which looks and functions much like an automated teller machine and permits a consumer to apply for and, if approved, receive a consumer loan without human intervention in as little as 10 minutes;

     - our e-xpertLender(SM) system, which permits a financial institution to use our DeciSys/RT system to make automated lending decisions through call centers, branches and automobile dealerships;

     - iDEAL(SM) (indirect electronic automobile lending system), which permits a lender to make automated lending decisions for loan applications originated at an automobile dealership; and

     - rtDS (realtime decisioning services), which is based on our e-xpertLender system and permits a lender to deliver credit decisions to loan applicants over the Internet.

         We have been granted two patents covering our fully-automated loan processing system. In addition, in 1997 we acquired a patent that covers the automated processing of an insurance binder through a point-of-sale consumer-directed device. Also, in August 2000 we were granted a patent covering the automated establishment of a financial account. We have initiated a patent licensing program for our loan processing patents. As discussed below under the title "Recent Developments," the U.S. Patent and Trademark Office is reexamining some of our patents.


         Since we were formed in January 1994, we have generated substantial operating losses, have experienced an extremely lengthy sales cycle for our products and services and have been required to use a substantial amount of existing cash resources to fund our operations. At September 30, 2000, we had cash and cash resources of approximately $833,000. If we continue to use cash at the rate used during the first nine months of 2000, we would deplete our existing cash resources in December 2000.


         In January 2000, we reduced our employee base by 47%, and we believe that existing cash and internally generated funds will be sufficient to fund operations during 2000. However, we may encounter unexpected expenses, the loss of anticipated revenues and other developments that would impact our ability to fund operations for the entire part of 2000. Therefore, we cannot assure you that we will have enough cash to operate for the rest of 2000. Moreover, we believe that our existing cash resources will be insufficient to fund our operations after 2000. To remain viable after 2000, we must raise additional capital. In addition, we may be required to reduce our operations significantly. We cannot assure you that we will be able to raise additional capital or reduce our operations in a manner that would permit us to continue operations after 2000.

         Our principal offices are located at 1201 Main Street, Suite 2080, Columbia, South Carolina 29201, and our telephone number is (803) 758-2511.

RECENT DEVELOPMENTS

         We recently were notified by the Nasdaq Stock Market that we are not in compliance with Nasdaq listing standards that require our stock to maintain a minimum bid price of $1.00 or more. We have been given until December 28, 2000 to regain compliance, which would require our stock price to close at $1.00 or more for at least ten consecutive trading days. We cannot assure you that we will be able to regain compliance with Nasdaq listing standards or that our stock will continue to be eligible for trading on the Nasdaq SmallCap Market or any other market.

         On April 18, 2000, we filed a lawsuit against The Dime Savings Bank of New York, FSB and Hudson United Bancorp in The United States District Court for the District of South Carolina, Columbia Division. The lawsuit arises out of our contract with The Dime Savings Bank relating to the development of a system to process and automate decisioning of automobile loans. This contract was acquired by The Dime Savings Bank in connection with its acquisition of the indirect automobile loan business formerly operated by Citibank, N.A. In our complaint, we allege a breach of contract by The Dime Savings Bank and intentional interference with the contract by Hudson United Bancorp, which attempted to merge with The Dime Savings Bank earlier this year. The lawsuit also contains a civil conspiracy claim against both The Dime Savings Bank and Hudson United Bancorp and seeks actual and punitive damages against both defendants. Since we filed this lawsuit, Hudson United Bancorp has been granted a request to dismiss the lawsuit against it due to lack of jurisdiction in South Carolina. We are evaluating whether to re-institute a similar lawsuit against Hudson United Bancorp in another jurisdiction. In addition, The Dime Savings Bank has asserted counterclaims against us for an unspecified amount of damages for breach of contract, breach of warranty, constructive fraud and negligent misrepresentation. We intend to contest these allegations vigorously.

         Both of our patents covering fully-automated lending systems are being reexamined by the U.S. Patent and Trademark Office. In March 2000 and again in August 2000, the U.S. Patent and Trademark Office issued a preliminary office action rejecting all previously issued claims under our first patent covering fully-automated lending systems. It is likely that third parties may bring additional actions to contest some of or all our patents. We cannot assure you that we will not lose some of or all the claims covered by our existing patents.

         In August 2000, the U.S. Patent and Trademark Office issued us a patent covering the fully-automated establishment of a financial account, including credit accounts (U.S. Patent No. 6,105,007).

         In June 2000, we entered into an agreement with Redmond Fund, Inc. under which Redmond acquired, for $500,000, 484,848 shares of our common stock and a warrant to acquire an additional 484,848 shares for $1.37 per share. We have registered these shares for resale by Redmond under the Securities Act of 1933 pursuant to our agreement with Redmond. Under certain circumstances, we may issue Redmond additional shares of our common stock at a price equal to the lesser of $1.50 per share or the trading price of our stock at the time of issuance, subject to a maximum aggregate purchase price of $3,750,000. If we issued these shares, we would also be required to issue to Redmond one or more warrants to acquire the same number of shares at a purchase price equal to 133% of the price that Redmond paid for these shares. We would also be required to register all these shares, including the shares that may be issued under the warrants, under the Securities Act of 1933. Redmond is currently under no obligation to purchase any additional shares of our stock.


         On September 22, 2000, we entered into a convertible debenture and warrants purchase agreement with AMRO International, S.A. Under the agreement, on November 22, 2000 we issued to AMRO an 8% convertible debenture in the principal amount of $1,000,000. The debenture is convertible, at the option of AMRO, into shares of our common stock at a price equal to the lesser of $1.00 per share or a percentage, which will be either 65% or 75% depending on the primary trading market for our stock at the time of conversion, of the average of the three lowest closing prices of our stock during the month prior to conversion. The debenture matures 18 months after its issuance, subject to earlier conversion and certain provisions regarding acceleration upon default and prepayment. In this regard, the debenture requires us to use no less than 25% of the proceeds from any future equity financing to repay as much of the debenture as we can at a price equal to 120% of the principal amount of the debenture plus all accrued and unpaid interest. Under the agreement, on November 22, 2000 we also issued to AMRO a three-year warrant to acquire 200,000 shares of our common stock. The warrant exercise price initially is 120% of the average of the three lowest closing bid prices of our common stock during the month prior to the day we issued the warrant. The warrant exercise price is subject to reduction in certain instances. AMRO is one of the selling stockholders named in this prospectus, and in accordance with our agreement with AMRO, we are registering the shares of stock that may be issued under the 8% convertible debenture and the warrant for resale by AMRO under the Securities Act of 1933. For more information about our agreement with AMRO, please refer to the information under the section titled "Selling Stockholders" on page 14.

         On September 26, 2000, we entered into a common stock purchase agreement with an unrelated accredited investor. Under the agreement, we may sell, periodically in monthly installments during a period of 18 months, up to 6,000,000 shares of our common stock at a price equal to 85% of the volume adjusted average market price of our stock at the time of issuance. We would not be permitted to sell any shares until we have registered such shares for resale by the investor under the Securities Act of 1933. Under the agreement, we have issued to the investor a three-year warrant to acquire 720,000 shares of our common stock at a price equal to 115% of the average closing price of our stock at the time of issuance. In addition, any time we sell any shares of stock under the agreement, we would be required to issue to the investor a 35-day warrant to acquire 25% of the number of shares sold. The warrant would be exercisable at the average purchase price paid by the investor for such shares. Depending on the number of shares we ultimately issue under the agreement and the convertible debenture described above, we may be required to obtain prior stockholder approval of the transaction under the regulations of the Nasdaq Stock Market relating to transactions involving the issuance of a number of shares equal to or in excess of 20% of the number of shares outstanding prior to the transaction.

         The amount of capital we may raise under the common stock purchase agreement during any month may not be less than $250,000 or more than the lesser of:

     -    $1,000,000, or

     - 4.5% of the product of the daily volume-weighted average stock price during the three-month period prior to a drawdown request and the total trading volume in our stock during the same three-month period.

Based on these limitations, as of December 1, 2000, we would not be able to sell any of our shares under the agreement. In addition, our ability to sell any shares under the agreement is subject to certain conditions. A material adverse event or development affecting Affinity may result in the termination of the agreement.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case the trading price of our common stock could decline and you could lose all or part of your investment.

     WE HAVE VERY LIMITED CAPITAL RESOURCES AND MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL.


         We have generated substantial operating losses since our inception in January 1994, and we have financed our operations primarily with the net proceeds of approximately $60 million from our initial public offering in May 1996. As of September 30, 2000, we had cash and liquid investments of approximately $833,000. We have used, and expect to continue to use, a substantial amount of our cash resources to fund our operations. If we continue to use cash at the rate used in the first nine months of 2000, we would deplete our existing cash resources in December 2000.


         We have taken certain measures to reduce our cash usage rate, including decreasing our employee base by 47% in January 2000. We believe that our cash resources and projected funds from operations will be sufficient to meet our currently anticipated cash requirements for 2000. However, we may encounter unexpected expenses, the loss of anticipated revenues and other developments that would negatively affect our ability to continue to operate for the entire part of 2000. Therefore, we cannot assure you that we will have enough cash to operate for the rest of 2000. Moreover, we believe that our existing cash resources will be insufficient to fund our operations after 2000. Accordingly, to remain viable after 2000, we must raise additional capital. In addition, we may be required to reduce our operations significantly. We cannot assure you that we will be able to raise additional capital or reduce our operations in a manner that would allow us to continue to operate after 2000.

         We may seek to raise capital through the issuance of equity or convertible debt securities, in which case:

     -    the percentage interest of our stockholders will be reduced;

     -    our stockholders may experience additional dilution; and

     - the securities we sell may have rights, preferences and privileges senior to our common stock.

     WE ARE INCURRING SUBSTANTIAL LOSSES, EXPECT TO CONTINUE INCURRING LOSSES AND MUST SIGNIFICANTLY INCREASE OUR REVENUES TO BECOME PROFITABLE.


         We have incurred substantial losses in the past and anticipate that we will incur losses for the immediate future. As of September 30, 2000, our accumulated deficit was $59,941,917, and we incurred operating losses of $4,868,733 for the nine-month period ended June 30, 2000 and $12,466,000, $15,906,000, $17,398,000, $11,731,000 and $2,251,000 for the years ended
December 31, 1999, 1998, 1997, 1996 and 1995, respectively. To become profitable, we must significantly increase our revenues. Operating our business involves substantial expenditures. Therefore, it is uncertain if we will ever become profitable or viable as a long-term enterprise.

     WE HAVE A LIMITED OPERATING HISTORY AND HAVE NEVER OPERATED PROFITABLY.

         We are a relatively new business and our revenues are not currently sufficient for us to achieve profitability. We were founded in January 1994 and we have never operated at a profit. You should consider our prospects in light of the risks, expenses and difficulties that companies in their early stage of development encounter, particularly companies in new and rapidly evolving markets. Our success depends upon our ability to address those risks successfully, which include, among other things:

     - whether we will have enough capital to develop and exploit our technology and pursue our business plans;

     - whether we can respond quickly and effectively to technological changes and competitive forces in our markets;

     - whether we will be able to assemble and maintain the necessary resources that we will need to develop and upgrade our technology to meet evolving market demands;

     - whether we will be able to implement an effective sales and marketing strategy;

     - whether we will be able to develop and manage strategic relationships to maximize acceptance of our products and services; and

     - whether our financial position will adversely affect our ability to sell our products and services, develop strategic relationships, attract and retain qualified employees, and raise additional capital.

         If we do not succeed in addressing these risks, our business likely will be materially and adversely affected.

     OUR STOCK PRICE IS VOLATILE, AND OUR STOCK MAY BE DELISTED FROM THE NASDAQ SMALLCAP MARKET IN THE FUTURE.

         The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

     - developments affecting us, including developments affecting our patents and patent applications, the announcement of new customers or the loss of existing customers, and changes in management;

     - sales by significant stockholders of their shares in the company, many of which were acquired before our initial public offering in May 1996;

     -    news reports relating to trends in our market; and

     -    developments affecting technology stocks in general.

         In addition, the stock market in general, and the market prices for technology companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities. If we were to become the target of this kind of litigation, the cost in dollars and management attention could be substantial, and the diversion of management's attention and resources could have a material adverse affect on our business.

         We recently were notified by the Nasdaq Stock Market that we are not in compliance with Nasdaq listing standards that require our stock to maintain a minimum bid price of $1.00 or more. We have been given until December 28, 2000 to regain compliance, which would require our stock price to close at $1.00 or more for at least ten consecutive trading days. We cannot assure you that we will be able to regain compliance with Nasdaq listing standards or that our stock will continue to be eligible for trading on the Nasdaq SmallCap Market or any other market. In this regard, on two prior occasions (in 1998 and 1999), the Nasdaq Stock Market advised us that we were not in compliance with Nasdaq's $1.00 minimum price requirement. In both cases, our stock price recovered prior to a decision by Nasdaq to delist our stock. In the second proceeding, the Nasdaq determined to transfer the listing of our stock from the Nasdaq National Market to the Nasdaq SmallCap Market due to a concern by Nasdaq about our ability to maintain net tangible assets of $4 million or more, which is required of companies listed on the Nasdaq National Market.


     OUR COMMON STOCK WILL BE SUBSTANTIALLY DILUTED BY THE CONVERTIBLE DEBENTURE AND WARRANTS PURCHASE AGREEMENT AND OTHER AGREEMENTS THAT WE HAVE ENTERED INTO.

         The issuance of additional shares and the eligibility of issued shares for resale will substantially dilute our common stock and may lower the price of our common stock.

         The convertible debenture that we have issued under the convertible debenture and warrants purchase agreement between AMRO International, S.A. and us is convertible into shares of common stock at a price that will be substantially less than the market price of our stock at the time of conversion. In addition, the lower the price of our stock at the time of conversion of the convertible debenture, the greater the number of shares that we will be required to issue, and the greater the dilution that our existing shareholders will incur. Also, the perceived risk of dilution may cause our existing shareholders and other holders to sell their shares of our stock, which would contribute to a decrease in our stock price. In this regard, significant downward pressure on the trading price of our stock may also cause investors to engage in short sales, which would further contribute to significant downward pressure on the trading price of our stock. For additional information about the dilutive effect of the convertible debenture and warrants purchase agreement, please refer to the section titled "Selling Stockholders" beginning on page 14 of this prospectus.


         In addition, we have entered into other agreements under which we may sell stock at a price that may be substantially less than the market price of our stock at the time of sale. These agreements are described under the section titled "Affinity Technology Group -- Recent Developments" on pages 4 and 5 of this prospectus. The sale of stock at a price that is less than market value could have an immediate adverse effect on the market price of our common stock. In addition, we have issued options and warrants to acquire shares of our common stock and we may issue additional warrants in connection with our financing arrangements and may grant additional stock options under our stock option plan that may further dilute our common stock. The exercise of such warrants and options would have a dilutive effect on our common stock. Also, to the extent that persons who acquire shares under all the foregoing agreements sell those shares in the market, the price of our shares may decrease due to additional shares in the market.

     WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, PERMITTING COMPETITORS TO DUPLICATE OUR PRODUCTS AND SERVICES.

         Our success and ability to compete is dependent in part upon our proprietary technology. We rely primarily on patent, copyright, trade secret and trademark law to protect our technology. Our patents are subject to challenge by third parties. We hold four United States patents, and have applied for others in the United States to protect certain features of our technology, including aspects of our closed-loop lending system, our automated insurance product and our Internet-related products and services. However, the U.S. Patent and Trademark Office is reexamining both of our patents covering fully-automated lending systems ("System and Method for Real-time Loan Approval," U.S. Patent No. 5,870,721, and "Closed-loop Financial Transaction Method and Apparatus," U.S. Patent No. 5,940,811). On two occasions, the U.S. Patent and Trademark Office has reached a preliminary decision to reject the claims covered by one of these patents (U.S. Patent No. 5,870,721). The reexamination process could result in a loss or limitation of some of or all the claims under these patents. Further, it is likely that third parties may bring additional actions to contest some of or all our patents. Such actions could result in a limitation or the complete loss of some of or all the patents we have or may acquire in the future. Moreover, while we intend to continue to file patent applications to further protect our technology, we cannot assure you that any of these patents will be granted, or that if granted these patents would survive a legal challenge to their validity or provide meaningful levels of protection.

         Despite our efforts to protect our proprietary rights, third parties may attempt to copy aspects of our products and services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products and services is difficult, particularly in the global environment in which we operate, and the laws of other countries may afford us little or no effective protection of our intellectual property. Additionally, policing the unauthorized use of our intellectual property rights may be very expensive, and we may not have the resources to do so. We cannot assure you that the steps that we have taken will prevent others from misappropriating our technology.

     WE MAY BE REQUIRED TO ENGAGE IN LITIGATION TO ENFORCE OUR PROPRIETARY RIGHTS, AND WE MAY NOT HAVE SUFFICIENT CAPITAL RESOURCES TO DO SO.

         We believe that certain companies have developed or will develop systems and technologies that are covered by one or more of the claims covered by either our existing patents or pending patent applications. Our capital resources are very limited, and we may not be able to take the actions necessary to enforce our proprietary rights. Moreover, if we were to initiate litigation to enforce our proprietary rights, whether successful or unsuccessful, it would result in substantial costs and a diversion of resources, which could have a material adverse effect on our business, financial condition or operating results.

     WE ARE OPERATING IN AN UNPROVEN MARKET, AND WE DO NOT KNOW WHETHER THE MARKET WILL ACCEPT OUR PRODUCTS AND SERVICES.

         Our market is new and unproven. As is the case of a new and evolving industry, demand and market acceptance for our products and services is uncertain. Our future growth and financial performance will depend on consumer acceptance of e-commerce as an attractive means for processing consumer financial services and institutional acceptance of our products and services as the preferred means for serving customers. Acceptance by institutions will depend in part upon their acceptance of quantitative credit scoring and automated lending methodologies. Our business will likely be materially and adversely affected if:

     - the market for automated consumer financial services fails to develop or grows more slowly than anticipated;

     - lenders do not use quantitative scoring tools and automated systems to process consumer financial services;

     - our products and services do not satisfy the expectations of our customers or consumers in general; or

     - the market does not accept our products and services as the preferred means of providing automated consumer financial services.

         Because the market for our products and services is new and uncertain, we are unable to determine the size or predict the future growth rate, if any, of this market. Our business will be materially and adversely affected if:

     - the market for our products and services does not develop or develops at a slower pace than expected; or

     - our products and services are not adopted by participants in this market or are adopted by only a limited number of participants.

     OUR PRODUCTS AND SERVICES ARE IN AN EARLY STAGE OF DEVELOPMENT, AND WE HAVE EXPERIENCED A LENGTHY SALES CYCLE.

         Our products and services are in an early stage of development and are subject to the risks associated with developing new products and services, including unforeseen design and engineering problems, changes in customer requirements and consumer preferences, and delays in deployment. These risks have greatly affected our ability to introduce new products and services, and we cannot assure you that these risks will not materially and adversely continue to affect our business. In addition, we have experienced an extremely lengthy sales cycle for our products and services. In most cases, the time between initial customer contact and the execution of a final contract has exceeded six months.

     OUR PRODUCTS AND SERVICES MAY BECOME OUTDATED OR MAY REQUIRE LARGE INVESTMENTS TO REMAIN VIABLE.

         The market for products and services that automate the processing of consumer financial services is very competitive, is evolving rapidly and is subject to:

     -    rapid innovation and technological change;

     -    shifting consumer preferences;

     -    frequent new product introductions; and

     - competition from traditional methods having all or some of the same features as products and services that automate the processing of consumer financial services.

         Competitors in this market have taken different strategic approaches and have developed substantially different products having all or some of the same features as our products and services to exploit the same perceived market opportunity. Until the market validates a strategy through widespread acceptance of a product or service, it is difficult to identify all market participants or their respective competitive position. We do not know whether our products and services will be able to compete technologically or otherwise. Our ability to compete in this market will depend upon, among other things, broad acceptance of our products and services and our ability continually to improve our products and services to meet changing customer requirements and consumer preferences. Our business will be materially and adversely affected if:

     - we do not have the capital necessary to exploit our technology or to develop and bring to market new and enhanced products and services;

     - we are unable to identify successfully new product and service opportunities and develop and bring to market new and enhanced products and services in a timely manner;

     - we are unable to penetrate new markets in a timely manner in response to changing market conditions, customer requirements or consumer preferences; or

     - any new or enhanced products or services we develop do not achieve a significant degree of market acceptance.

     THE NATURE OF OUR BUSINESS MAKES IT DIFFICULT TO PREDICT OUR REVENUES AND OPERATING RESULTS, WHICH MAY NEGATIVELY AFFECT OUR STOCK PRICE.

         Our revenues and operating results have varied significantly from period to period. In particular, our customer base has been highly concentrated, which has had a significant effect on our quarterly revenues. It is likely that we will continue to experience substantial quarterly fluctuations in operating results due to the uncertainty regarding future revenues and the fact that we are unable to adjust many of our operating expenses in response to a lack of revenues. As a result of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. Also, it is possible that our operating results in some future quarter may be below the expectation of public market analysts and investors, in which event the price of our stock could be materially and adversely affected.

     WE FACE INTENSE COMPETITION THAT MAY ADVERSELY AFFECT OUR PROSPECTS.

         We compete with a number of companies, and we expect this competition to intensify in the future, particularly with regard to the development of technologies that automate the processing of consumer financial services. We compete with other e-commerce technologies and traditional methods for processing consumer financial services, including in-person applications at branch offices of financial institutions, automobile dealerships and mortgage loan offices, cash advances on credit cards and other consumer credit arrangements. Our ability to compete with traditional lending methods will depend on consumer acceptance of e-commerce technologies to process consumer financial services in general and industry acceptance of our products and services in particular. This competitive environment will make it difficult for us to gain market acceptance of our products and services, and it could also at some future point force us to reduce the prices for some of our products and services.

     WE DEPEND ON THE CONSUMER LENDING INDUSTRY, AND OUR PROSPECTS WILL SUFFER IF THERE IS A DOWNTURN IN THAT INDUSTRY.

         Our business currently is concentrated in the consumer lending industry and is expected to be so concentrated for the foreseeable future. We are susceptible to a downturn in that industry. For example, a decrease in consumer lending could result in a smaller market for our products and services and a decrease in revenues generated by our products and services. Moreover, our revenues have been attributable to a small number of customers, and our business will be materially and adversely affected by negative developments affecting the businesses of our customers.

         Demand for consumer loans is cyclical, in large part based on general economic conditions, cycles in overall consumer indebtedness levels and changes in interest rates. These factors may adversely affect the demand for consumer loans or the willingness of financial institutions to provide consumer loans.

     TO SUCCEED, WE MUST ACHIEVE BROAD MARKET ACCEPTANCE FOR OUR PRODUCTS AND SERVICES AND BE ABLE TO DEVELOP NEW PRODUCTS AND SERVICES TO ADDRESS CHANGES IN INDUSTRY STANDARDS.

         Broad acceptance of our products and services and their use in large numbers is critical to our success. Our business has been materially and adversely affected by the fact that our initial product, the Affinity Automated Loan Machine, has failed to meet customer expectations or to obtain widespread acceptance as a viable alternative to traditional and other automated lending methods. None of our other products and services has been generally accepted as a viable alternative to traditional and other automated lending methods. To be successful, we must obtain broad market acceptance of our products and services, or modify our products and services to meet whatever industry standards do ultimately develop. It is not certain that we will be able to do either.

     WE MAY EXPERIENCE SOFTWARE DEFECTS AND DEVELOPMENT DELAYS, WHICH MAY DAMAGE OUR CUSTOMER RELATIONS.

         Services based on software and computing systems often encounter development delays, and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. We have experienced and may continue to experience delays in the development of our products or the software and computing systems underlying our services. In addition, our software may contain errors. Any material development delays or errors could damage the reputation of the service or software affected, as well as our customer relations, which could have a material adverse effect on our business.

     OUR BUSINESS INVOLVES SOME RISK OF FRAUD, WHICH MAY NEGATIVELY AFFECT OUR BUSINESS.

         Our business involves the risk of consumer fraud. We are unaware of any significant instance of fraud in connection with loans that were processed by our products and services. However, the rate of fraudulent activity could increase, especially if the number of transactions we process increases. Moreover, in light of our limited operating history, we cannot assure you that our experience is indicative of future events. While our contracts require our customers to bear the risk of collection in any given transaction, we may nevertheless be held responsible for losses associated with fraudulent transactions if they are attributable to our products and services. Also, even if we are not directly liable for fraudulent transactions processed by our products and services, an increase in fraud likely would have a material and adverse effect on our ability to attract and retain customers. In addition, any measures we may be required to take to reduce the occurrence of fraud may be expensive.

     WE RELY ON THIRD PARTIES TO PROVIDE CERTAIN SERVICES.

         We rely on third parties for certain fraud detection systems and for obtaining credit information about loan applicants. We also use a dedicated private data network provided by a third party to gain access to the networks maintained by such third parties and to customers. Prolonged or repeated failure of any of these services would materially and adversely affect our business.

         We currently have strategic alliances with third parties to license our patents and to promote our mortgage processing business. In addition, we rely, and plan to continue to rely, on current and potential customers to develop or promote systems that use or will use our products and services. Our success will depend on the ability of customers and third parties to market our products and services. Failure by those parties to generate and sustain demand for our products and services has had and may continue to have a material and adverse effect on our business.

         Our future success will depend on our ability to work successfully with third parties. We cannot assure you that we will be able to identify suitable third parties, reach acceptable agreements with third parties or successfully implement any agreements with third parties.

     WE MAY EXPERIENCE BREAKDOWNS IN OUR PROCESSING SYSTEM, HARMING OUR
BUSINESS.

         We would be unable to deliver our services if our system infrastructure breaks down or is otherwise interrupted. Events that could cause system interruptions are:

     -    fire,

     -    earthquake,

     -    power loss,

     -    telecommunications failure, and

     -    unauthorized entry or other events.

         We have adopted a formal disaster recovery plan and have contracted with a disaster recovery company for back-up and off-site processing systems capable of supporting our processing operations if there is a system or other failure. These measures will not necessarily ensure the continued, uninterrupted operation of our processing capabilities in the event of a regional natural disaster, power outage, communications interruption, or other catastrophic event. Also, we have never experienced substantial transaction volumes that may stress the capacity of our systems. There is a possibility that our existing systems may be inadequate to handle substantially increased transaction volumes, which may cause serious failures of our services. Finally, although we regularly back up data from operations and take other measures to protect against loss of data, there is still some risk of some losses. A system outage or data loss could materially and adversely affect our business.

         Our infrastructure may be vulnerable to computer viruses, hackers, rogue employees or similar sources of disruption. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business. Any problem of this nature could result in significant liability to customers and also may deter potential customers from using our services.

     OUR RESULTS MAY SUFFER IF WE ARE UNABLE TO ATTRACT AND MAINTAIN QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL.

         Our performance is substantially dependent on the performance of our executive officers and key employees. We depend on our ability to retain and motivate high quality personnel, especially our management and technical personnel. We do not have "key person" life insurance policies on any of our employees. The loss of the services of any of our executive officers or key employees could have a material adverse effect on us. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure to do so would have a material adverse effect on our business.

     WE CURRENTLY HAVE NO SALES FORCE, AND THERE ARE NO DEVELOPED DISTRIBUTION CHANNELS FOR OUR PRODUCTS AND SERVICES.

         We currently do not have a dedicated sales staff that focuses exclusively on the marketing and sales of our products and services. Moreover, we have been unable to enter into strategic relationships with any third parties that have resulted in meaningful sales of our products and services. Due to measures taken to reduce our employee base and preserve cash resources, we do not expect to hire any sales and marketing personnel unless we are able to raise sufficient additional capital. We currently rely on the efforts of our senior officers to pursue opportunities to market and sell our products and services. These officers have only a limited amount of time to dedicate to our marketing and sales efforts. As a result, our ability to identify and pursue new opportunities to market and sell our products and services is extremely limited. For us to achieve increased distribution of our products and services, we will need to develop a sales force or develop successful strategic relationships with third parties.

     MANY OF OUR EXISTING AND POTENTIAL CUSTOMERS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, WHICH MAY CHANGE AND HARM OUR BUSINESS.

         The financial services industry is subject to extensive and complex federal and state regulation. Our current customers and our prospective customers, which consist of state and federally chartered banks, savings and loans, credit unions, consumer finance companies, mortgage brokers and insurance companies, operate in markets that are subject to extensive and complex federal and state banking and insurance regulation. Our products and services must be designed to work within the regulatory constraints in which our customers operate. These constraints include:

     -    federal and state truth-in-lending disclosure rules;

     -    state usury laws;

     -    the Equal Credit Opportunity Act;

     -    the Electronic Funds Transfer Act;

     -    the Fair Credit Reporting Act;

     -    the Community Reinvestment Act; and

     - other restrictions on the establishment, number and location of branch offices and remote electronic banking facilities.

         Many of these laws and regulations were adopted before the development of e-commerce technologies, and their application to our products and services is uncertain. Also, we have not attempted to review all laws that may be applicable to the deployment of our products and services. It is possible that new federal and state laws and regulations adopted in the future may have a negative effect on the deployment of our products and services.

     EFFECTING A CHANGE OF CONTROL OF AFFINITY WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK AND DEPRESS THE VALUE OF OUR COMMON STOCK.

         Our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Certain other provisions of our bylaws and certificate of incorporation, as well as applicable provisions of Delaware law, could have the effect of making it more difficult for a third party to acquire control of the company or of discouraging a third party from attempting to acquire control of the company. These provisions may limit the price that certain investors would pay for our stock, depress our stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for us.

                                 USE OF PROCEEDS


         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will use the net proceeds we received from the issuance of the 8% convertible debenture and upon any exercise of the related warrants for working capital and general corporate purposes. In this regard, in certain cases the warrants may be exercised by cashless exercise, which would require us to withhold shares that we would otherwise issue as payment of the purchase price.

                              SELLING STOCKHOLDERS

         On September 22, 2000, we entered into a convertible debenture and warrants purchase agreement with AMRO International, S.A. Under the agreement, on November 22, 2000 we issued to AMRO an 8% convertible debenture in the principal amount of $1,000,000. The debenture is convertible, at the option of AMRO, into shares of our common stock at a price equal to the lesser of $1.00 per share or a percentage, which will be either 65% or 75% depending on the primary trading market for our stock at the time of conversion, of the average of the three lowest closing prices of our common stock during the month prior to conversion. Without AMRO's consent, the debenture may not be exercised at any given time into a number of shares that would make AMRO a beneficial owner of more than 9.9% of the outstanding shares of our stock. Under the debenture, interest is payable quarterly, and AMRO may elect to receive shares of our stock in payment of interest using the conversion price formula described above.

         The table below shows the number of shares that we would be required to issue upon conversion of the debenture at various average stock prices ranging from $2.00 per share to $0.25 per share. For purposes of the table below, "average stock price" means the average of the three lowest closing prices of our common stock during the month prior to conversion. Our "average stock price" at any given time may be significantly less than the actual trading price of our stock at the time of conversion. The table below does not include any shares that we may issue upon exercise of the warrants that we have issued to AMRO International, Inc. and Cardinal Securities, LLC. Under the rules of the Nasdaq Stock Market, so long as our stock continues to trade on the Nasdaq SmallCap Market, we would not be permitted to issue more than 6,105,426 shares under the debenture without first obtaining the prior approval of our stockholders. The number of shares that we may issue under the debenture without stockholder approval will decrease by 200,000 if the exercise price of the warrant that we have issued to AMRO is adjusted below the market price of our stock on the date of issuance. The debenture provides that if we are required to issue a number of shares that would cause us to violate Nasdaq rules, then in lieu of issuing all such shares, we would be required to issue the maximum number of shares that we could and pay AMRO in cash an amount equal to the aggregate value of the remaining shares. The closing sale price of our common stock on November 30, 2000 was $0.4375 per share.

  Average      Number of Shares Issued if        Number of Shares Issued if
   Stock           Conversion Price is               Conversion Price is
   Price       75% of Average Stock Price        65% of Average Stock Price
   -----       --------------------------        --------------------------
 $ 2.00              1,000,000 shares                   1,000,000 shares
   1.75              1,000,000 shares                   1,000,000 shares
   1.50              1,000,000 shares                   1,025,641 shares
   1.25              1,066,666 shares                   1,230,769 shares
   1.00              1,333,333 shares                   1,538,461 shares
   0.75              1,777,777 shares                   2,051,282 shares
   0.50              2,666,666 shares                   3,076,923 shares
   0.25              5,333,333 shares                   6,153,846 shares

         The debenture will mature 18 months after its issuance, subject to earlier conversion. However, all amounts under the debenture will become immediately due and payable upon a default by us. A default will occur, among other cases, if:

     - we fail to pay principal and interest under the debenture within 10 business days of the due date;

     - we breach any material representations and warranties made by us in the convertible debenture and warrants purchase agreement;

     - we fail to issue shares of stock to AMRO upon proper conversion of the debenture or we fail to permit the lawful transfer of those shares by AMRO, and such failure remains uncured for 10 business days;

     - we fail to observe any material covenant, term, provision, condition, agreement or obligation under the convertible debenture and warrants purchase agreement, our registration rights agreement with AMRO or the 8% convertible debenture, and such failure continues for 30 business days after notice thereof;

     - we become insolvent or subject to a bankruptcy proceeding, or certain events evidencing our insolvency occur, including our failure to pay a judgment in excess of $100,000 within 60 days of the time it is entered; or

     - our stock is suspended from trading or otherwise not traded on the Nasdaq SmallCap Market, the OTC Bulletin Board, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange.

         We are required to use no less than 25% of the proceeds from any future equity financing to repay the debenture, in whole or in part, at a price equal to 120% of the principal amount of the debenture plus all accrued and unpaid interest. In addition, other than under existing agreements, we may not sell any of our equity securities at a discount without first obtaining AMRO's consent, subject to certain exceptions. We will be subject to this restriction until the earlier of September 22, 2003 or 180 days following the effective date of the registration statement of which this prospectus is a part.


         Under the agreement, on November 22, 2000 we also issued to AMRO a warrant to acquire 200,000 shares of our common stock. The warrant exercise price initially is 120% of the average of the three lowest closing bid prices of our common stock during the month prior to the day we issued the warrant. The warrant exercise price is subject to reduction if the OTC Bulletin Board becomes the primary market for our stock or if our cash usage rate is in excess of a certain amount.


         We are required to register the shares of our stock that may be issued under the convertible debenture and warrants purchase agreement for resale by AMRO under the Securities Act of 1933. These shares consist of shares that AMRO may acquire:

     -    in payment of interest under the 8% convertible debenture;

     -    upon conversion of the 8% convertible debenture; and

     -    upon exercise of the warrant we will issue to AMRO.


         Cardinal Securities, LLC acted as our broker in connection with the convertible debenture and warrants purchase agreement. Pursuant to our agreement with Cardinal, on November 22, 2000 we paid Cardinal a commission of $60,000 and issued to Cardinal a five-year warrant to acquire 35,000 shares of our common stock. The warrant is exercisable at 125% of the closing sale price of our common stock on the date of issuance. Cardinal Securities, LLC is one of the selling stockholders named in this prospectus, and in accordance with our agreement with Cardinal, we are registering the shares that may be issued to Cardinal under the warrant for resale by Cardinal under the Securities Act of 1933.


         This prospectus covers an aggregate of 6,340,426 shares of our common stock, consisting of:


     - up to 6,105,426 shares that may be sold from time to time by AMRO, who may acquire these shares under the 8% convertible debenture;

     - 200,000 shares that may be sold from time to time by AMRO, who may acquire these shares upon exercise of the warrant that we have issued to AMRO; and

     - 35,000 shares that may be sold from time to time by Cardinal, who may acquire these shares upon conversion of the warrant that we have issued to Cardinal.


         The shares covered by this prospectus that may be acquired by AMRO under the 8% convertible debenture represent the maximum number of shares that we may issue under the debenture without obtaining stockholder approval under the corporate governance rules of the Nasdaq Stock Market.

         The table below sets forth information known to us with respect to the beneficial ownership of our common stock as of December 4, 2000 by the selling stockholders. The table assumes that the selling stockholders sell all their shares. Since the selling stockholders may choose not to sell their shares, we are unable to state the exact number of shares that actually will be sold.


         Information with respect to beneficial ownership shown below is based on information supplied by the selling stockholders. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding include:


     -    30,545,360 shares outstanding as of December 1, 2000;

     - with respect to shares beneficially owned by AMRO, 4,571,429 shares that we may issue pursuant to the 8% convertible debenture, which represents the number of shares that we would have been required to issue as of December 1, 2000 had the debenture been converted on that date, and 200,000 shares that we may issue under the warrant we have issued to AMRO; and

     - with respect to shares beneficially owned by Cardinal, 35,000 shares that we may issue under to the warrant we have issued to Cardinal.

                                              Common Stock                                       Common Stock
                                           Beneficially Owned                                 Beneficially Owned
                                         Prior to this Offering         Common Stock         After This Offering
                                         ------------------------       to be sold in       -----------------------
               Name                      Shares        Percentage       this Offering       Shares       Percentage
               ----                      ------        ----------       -------------       ------       ----------
AMRO International, S.A. (1)           4,771,429         15.5%            4,771,429            0            0.0%

Cardinal Securities, LLC (2)             35,000            *               35,000              0            0.0%


-----------------------
*  Denotes less than one percent.


(1) Without AMRO's consent, the debenture may not be exercised at any given time into a number of shares that would make AMRO a beneficial owner of more than 9.9% of the outstanding shares of our stock. AMRO's address is Grossmunster Platz 26, Zurich CH 8022, Switzerland. Based on information provided by AMRO, all decisions relating to the voting and disposition of shares of our stock held by AMRO are made by its board of directors. The members of AMRO's board of directors are H.U. Bachofen, Michael Klee and Ruth Streitenberger, and their address is the same as AMRO's business address set forth above.

(2) Cardinal Securities, LLC's address is 3340 Peachtree Road N.E., Suite 620, Atlanta, Georgia 30326. Based on information provided by Cardinal, all decisions relating to the voting and disposition of shares of our stock held by Cardinal are made by its board of directors. The members of Cardinal's board of directors are Robert Rosenstein, David Cohert and Scott Koch, and their business address is the same as Cardinal's business address as set forth above.



                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, assignees and successors-in-interest may sell, from time to time, any or all of the shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         - sales in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price;

         - underwritten offerings;

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         - privately negotiated transactions;

         - short sales;

         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         - a combination of any such methods of sale; or

         - any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         The selling stockholders may, together with any of their respective agents, accept or reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge its shares to its brokers under the margin provisions of customer agreements. If the selling stockholders default on a margin loan, the broker may offer and sell, from time to time, the pledged shares.

         The selling stockholders may sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Market makers and block purchasers that purchase the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be sold by the selling stockholders.

         The selling stockholders and any broker-dealers or agents that are involved in selling their respective shares may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, state or jurisdiction, other than the United States. In certain states, the selling stockholders may not offer or sell their shares of common stock unless (1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the selling stockholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

         We are required to pay all fees and expenses incident to the registration of the shares. The selling stockholders will pay any sales commissions or other seller's compensation applicable to these transactions. We have agreed to indemnify AMRO International, S.A. against certain losses, claims, damages and liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.


                                     EXPERTS

         The consolidated financial statements of Affinity Technology Group, Inc. appearing in Affinity Technology Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information about the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information about our company to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all the shares registered by this prospectus are sold. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-48176). The documents we incorporate by reference are:


         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         3.       Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2000;


         4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

         5. The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on April 5, 1996.


         You may request a copy of these filings, at no cost, by writing or calling us at the following address: Affinity Technology Group, Inc., 1201 Main Street, 20th Floor, Columbia, South Carolina 29201; telephone number (803) 758-2511.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our by-laws require us to indemnify our officers and directors against any expenses and liabilities reasonably incurred by them as a result of serving as an officer or director of the company to the fullest extent authorized by the General Corporation Law of the State of Delaware. We maintain an insurance policy to support the foregoing indemnity obligations. In addition, our certificate of incorporation has eliminated the personal liability of our directors to the company and our stockholders for monetary damages for breach of their fiduciary duties as a director, subject to certain exceptions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses to be borne by Affinity Technology Group, Inc. (the "Registrant") in connection with the issuance and distribution of the securities being registered hereby. No portion of such expenses will be paid by the selling stockholders. All expenses other than the SEC registration fee and the Nasdaq listing fee are estimated.

         SEC registration fee..........................$   942.00
         Nasdaq listing fee............................ 17,500.00
         Accounting fees and expenses.................. 15,000.00
         Legal fees and expenses....................... 10,000.00
         Miscellaneous.................................  1,500.00
                                                       ----------
         Total.........................................$44,942.00
                                                       ==========


         Item 15.  Indemnification of Directors and Officers.

         Article VIII, Section 8 of the by-laws of the Registrant provides that in addition to any rights to which its officers and directors may be entitled by law, the Registrant shall indemnify its officers and directors against any expenses and liabilities reasonably incurred as a result of serving as an officer or director of the Registrant to the fullest extent authorized by the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law generally provides that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such officer or director is adjudged liable to the corporation without application to and approval by the court. Section 145 also provides that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If any officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding, whether or not by or in the right of the corporation, or in any claim, issue or matter therein, the corporation must indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         In accordance with Section 145(g) of the Delaware General Corporation Law, the Registrant has obtained an insurance policy to support the foregoing indemnity obligations. The policy provides indemnity coverage for certain liabilities incurred by the Registrant's officers and directors in connection with the performance of duties in their capacities as such, in connection with their service on certain outside boards (e.g., civic and charitable) and in connection with their fiduciary responsibilities under certain benefit programs.

         In addition, pursuant to Article 6 of the Registrant's Certificate of Incorporation and Section 102 of the Delaware General Corporation Law, the Registrant has eliminated the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director, other than: (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payment of dividends or unlawful stock purchases or redemptions;
(4) for any transaction from which the director derived an improper personal benefit; and (5) for any act for which liability may not be limited or eliminated by virtue of the provisions of Section 102(b)(7) of the Delaware General Corporation Law.

         Item 16.  Exhibits.

                                  EXHIBIT INDEX


  EXHIBIT NUMBER    DESCRIPTION
--------------------------------------------------------------------------------
         4.1*       Specimen Certificate of Common Stock, which is hereby
                      incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Affinity Technology Group, Inc. (File No. 333-1170).

         4.2*       Warrant to Purchase Common Stock of Affinity Technology
                      Group, Inc., dated November 8, 1995, for the purchase, subject to certain conditions, of up to 6,666,340 shares of Common Stock, which is hereby incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 of Affinity Technology Group, Inc. (File No. 333-1170).

         4.3*       Sections 4, 7 and 8 of the Certificate of Incorporation of
                      Affinity Technology Group, Inc., as amended, and Article II, Sections 3, 9 and 10 of the By-laws of Affinity Technology Group, Inc., as amended, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, to the Registration Statement on Form S-1 of Affinity Technology Group, Inc. (File No. 333-1170).

         4.4*       Common Stock Purchase Agreement, dated as of June 2, 2000, between Affinity Technology Group, Inc. and Redmond Fund, Inc., which is hereby incorporated by reference to Exhibit
                      4.4 to the Registration Statement on Form S-3 of Affinity Technology Group, Inc. (File No. 333-41898).

         4.5*       First Amendment to Common Stock Purchase Agreement, dated
                      as of September 1, 2000, between Affinity Technology Group, Inc. and Redmond Fund, Inc., which is hereby incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-3 of Affinity Technology Group, Inc. (File No. 333-41898).

         4.6*       Second Amendment to Common Stock Purchase Agreement, dated as of October 2, 2000, between Affinity Technology Group, Inc. and Redmond Fund, Inc., which is hereby incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-3 of Affinity Technology Group, Inc. (File No. 333-41898).

         4.7*       Form of Common Stock Purchase Warrant issued by Affinity
                      Technology Group, Inc. to Redmond Fund, Inc., which is hereby incorporated by reference to Exhibit 4.5 to the Registration Statement of Form S-3 of Affinity Technology Group, Inc. (File No. 333-41898)

         4.8**      Convertible Debenture and Warrants Purchase Agreement,
                      dated as of September 22, 2000, between Affinity Technology Group, Inc. and AMRO International, S.A.

         4.9**      Form of 8% Convertible Debenture to be issued by Affinity
                      Technology Group, Inc. to AMRO International, S.A.

         4.10**     Form of Stock Purchase Warrant to be issued by Affinity
                      Technology Group, Inc. to AMRO International, S.A.

         4.11**     Registration Rights Agreement, dated as of September 22,
                      2000, between Affinity Technology Group, Inc. and AMRO International, S.A.

  EXHIBIT NUMBER    DESCRIPTION
--------------------------------------------------------------------------------
         4.12**     Form of Stock Purchase Warrant to be issued by Affinity
                      Technology Group, Inc. to Cardinal Securities, LLC

         5**        Opinion of Robinson, Bradshaw & Hinson, P.A.

         23.1       Independent Auditors' Consent.

         23.2**     Consent of Robinson, Bradshaw & Hinson, P.A. (included in
                      Exhibit 5)

         24**       Power of Attorney (included on signature page)

------------------------

*   Incorporated by reference.
**  Previously filed.


         Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on December 4, 2000.



                                AFFINITY TECHNOLOGY GROUP, INC.


                                By: /s/ Joseph A. Boyle
                                    -----------------------------------
                                    Joseph A. Boyle
                                    President, Chief Executive Officer and Chief
                                     Financial Officer

                               POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


         Signature                                      Title                                     Date
         ---------                                      -----                                     ----
/s/ Joseph A. Boyle                      President, Chief Executive Officer, Chief          December 4, 2000
---------------------------------        Financial Officer and Director  (Principal
Joseph A. Boyle                          Executive Officer, Principal Financial Officer
                                         and Principal Accounting Officer)

/s/ Alan H. Fishman*                     Director                                           December 4, 2000
---------------------------------
Alan H. Fishman

/s/ Robert M. Price*                     Director                                           December 4, 2000
---------------------------------
Robert M. Price

                                         Director
---------------------------------
Edward J. Sebastian

/s/ Peter R. Wilson*                     Director                                           December 4, 2000
---------------------------------
Peter R. Wilson


*By: /s/ Joseph A. Boyle
     ----------------------------
     Joseph A. Boyle
     Attorney-In-Fact